EXHIBIT 23.1


               Consent of Independent Auditors

We consent to the incorporation by reference of our report dated January 27, 1997, except for Note N, as to which the date is February 17, 1997, in the Registration Statement (Form S-8) pertaining to the registration of an additional 1,000,000 shares of common stock to be issued under the Amended and Restated 1995 Stock Option Plan for Employees of Tracor, Inc. and Subsidiaries, with respect to the consolidated financial statements of Tracor, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                             							/s/ Ernst & Young, LLP

Austin, Texas
May 8, 1997